UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K
 _______________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 16, 2018

OrangeHook, Inc.
(Exact name of Registrant as Specified in its Charter)

Florida	000-54249	27-1230588
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

319 Barry Avenue South #300
Wayzata, Minnesota 55391
 (Address of Principal Executive Offices including Zip Code)

(442) 500-4665
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.02 Results of Operations and Financial Condition

On April 16, 2018, OrangeHook, Inc., a Florida corporation, (the "Company") announced preliminary unaudited financial results for the year ended December 31, 2017.

Revenues (in thousands)
Revenues for the year ended December 31, 2017 were $2,818, an increase of 22% from revenues of $2,311 for the same period in 2016. The increase was primarily due to a full year of financial results for Agilivant and LifeMed segments in 2017, compared to ten months and approximately six months, respectively, in 2016. During 2017, we began to recognize revenue related to a third-party software license agreement in the amount of $782 in our LifeMed segment. We recognized a one-time fee of $1,200 during the fiscal year ended December 31, 2016 for the unbranded license of Agilivant's online banking and payment systems software, which did not repeat in 2017.

Operating Expenses (in thousands)
Operating loss for the year ended December 31, 2017 was $11,515, an increase of 14% compared to an operating loss of $10,085 for the same period in 2016.

Product development expense for the year ended December 31, 2017 increased by $367, or 17.7%, to $2,444 as compared to $2,077 for the same period of 2016. The increase was primarily due to a full year of financial results for Agilivant and LifeMed segments in 2017, compared to ten months and approximately six months, respectively, in 2016. Product Development expenses as a percentage of total revenue was 86.7% and 89.9% for the years ended December 31, 2017 and 2016, respectively.  The Company continues to invest in updates, upgrades and development related to interoperability between the software applications, including the iChip technology, in our portfolio.

Sales and marketing expense for the year ended December 31, 2017 increased by $337, or 46.0%, to $1,070 as compared to $733 for the same period of 2016. The increase was primarily due to a full year of financial results for Agilivant and LifeMed segments in 2017, compared to ten months and approximately six months, respectively in 2016. The Company made additional investments in our direct sales force and sales support functions during 2017.  Sales and marketing expenses as a percentage of total revenue was 38.0% and 31.7% for the years ended December 31, 2017 and 2016, respectively.

General and administrative expense for the year ended December 31, 2017 increased by $843, or 9.1%, to $10,070 as compared to $9,227 for the same period of 2016. The increase was primarily due to a full year of financial results for Agilivant and LifeMed segments in 2017, compared to ten months and approximately six months, respectively, in 2016. The year over year change included an increase of amortization of intangibles of $2,206 offset by merger related expenses in 2016 which did not recur in 2017.  General and administrative expenses as a percentage of total revenue for the year ended December 31, 2017 was 86.7% and 89.9% for the years ended December 31, 2017 and 2016, respectively.

Interest Expense (in thousands)
Interest expense for the year ended December 31, 2017 increased by $212 or 7.0%, to $3,239 as compared to $3,027 for the same period of 2016. Interest expense, which includes amortization of warrants, original issue discounts and debt issuance costs increased as we had higher levels of borrowings at higher interest rates during the year ended December 31, 2017.

Impairment Analysis (in thousands)
As reported in the Form 8-K filed on April 2, 2018, we are continuing to evaluate the results of our impairment analysis for both goodwill and intangible assets. We have concluded that a material impairment exists related to our Nuvel reporting unit. As of October 1, 2017, we have recorded an impairment of the Nuvel reporting unit goodwill of $2,616 and the related intangible assets of $4,854. We are continuing to evaluate the results of our impairment analysis for both goodwill and intangible assets for our LifeMed and Agilivant reporting units. At this time, we are unable to provide an estimate of any impairment charge related to these reporting units. We do not believe an impairment exists in our Salamander reporting unit.

Safe Harbor Statement:

This report contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning the Company's possible or assumed future results of operations, business strategies, competitive position, potential growth opportunities, or potential operating performance improvements. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "will," "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "might," "should," "could" or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in such forward-looking statements. The Company does not have any intention or obligation to update forward-looking statements. You should not put undue reliance on any forward-looking statements contained herein.

Item 2.06 Material Impairments

The terms of the heading "Impairment Analysis" and Safe Harbor Statement set forth in Item 2.02 are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORANGEHOOK, INC.

Dated:   April 16, 2018
By:  /s/   James L. Mandel
               James L. Mandel
               President and Chief Executive Officer